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                                                                      EXHIBIT 99

         POLYDEX PHARMACEUTICALS ENDS NEGOTIATIONS TO ACQUIRE DEL CRANE Cites encouraging hospital reports on its cystic fibrosis drug





         Scarborough, Ontario ...November 4, 1997... Polydex Pharmaceuticals Limited (NASDAQ: POLXF) announced today that is has ended negotiations to acquire privately held Del Crane Medical, Inc. and associated companies.

         Polydex President George G. Usher said that the company would refocus its strategy to step up development of its cystic fibrosis drug, Usherdex-4. "In the past two weeks, Polydex has received encouraging hospital reports that Usherdex-4 demonstrated its ability to reduce lung mucus from a molasses-like level to a watery state.

         "As a result of this clinical discovery, Polydex will need to increase its production capacity of Dextran, the basic building block of Usherdex-4. The board of directors has therefore decided to concentrate financial and personnel resources on its cystic fibrosis drug, which might be brought to market sooner than originally expected," Usher said

         Polydex Pharmaceuticals Limited researches, develops, manufactures and markets biotechnology based products for veterinary, human pharmaceutical and cosmetics industries worldwide.


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NOTE: The statements in this press release may contain certain forward-looking elements. Actual events or results may differ from the company's expectations. In addition to the matters described in this press release, future actions by the Food and Drug Administration or equivalent foreign regulatory authorities, results of pending or future clinical trials, as well as risk factors listed in the company's SEC filings, may affect the actual results achieved by the company.